Minatura Gold Announces Commencement of Drilling Program in Colombia at Its Zaragoza Project

Press Release Source: Minatura Gold On Wednesday March 10, 2010, 8:00 am EST

EL BAGRE, Colombia--(BUSINESS WIRE)--Minatura Gold (OTCBB:MGOL - News) (“MGOL” or “The Company”) announced that it completed the drilling of the first of a 50-hole drilling program in certain gold mining concessions located in Colombia’s Department of Antioquia on 1,775 acres, including the Coco Hondo and Angostura properties (the “Zaragoza Project”). MGOL believes that these areas combine to contain an estimated 50 million cubic meters of material.

The drilling program in the Zaragoza Project is being conducted as part of the preparation of an NI 43-101 compliant mineral resource estimate and also an SEC Industry Guide 7 report (the “Technical Reports”). The Company engaged Watts, Griffis and McOuat Limited to prepare and complete the Technical Reports together with Mr. John A. Rae, P.Geo. Mr. John Rae will be operating as the Company’s qualified person under NI 43-101. The drilling program is being carried out under Mr. Rae’s supervision. Mr. Rae has reviewed the technical content of this news release and confirms its accuracy.

The first hole of the anticipated 50-hole drilling program was drilled and completed on February 26, 2010. To complete the drilling program, MGOL will be using two churn drills, two SonicSampDrill CRS-V drilling units with crawlers, and is under contract with SonicSampDrill to provide four additional drill masters to operate the CRS-V units.

The areas in the Zaragoza Project were dredged by the Pato Gold Dredging Company in the 1950s with an estimated 700,000 ounces of gold recovered. It is anticipated that the inefficient dredges used by Pato did not recover a substantial amount of the gold deposits. The Company intends to install and operate a bulk sampling plant to test the upper, coarse gravel in the tailings above the water table. The Company expects the plant to be operational by the end of the second calendar quarter in 2010.

MTI Holland to develop feasibility analysis on the Zaragoza Project

In conjunction with the preparation of the Technical Reports, MGOL engaged the services of MTI Holland (a division of IHC Merwede) (“MTI”), a leading alluvial mining consulting firm to prepare a feasibility study and to recommend large-scale mining equipment and recovery systems for MGOL.

About Minatura Gold

Minatura Gold (MGOL.OB) is a US-based public company in the business of exploration, development and, ultimately, extraction of precious metals in Colombia, South America. Minatura is dedicated to enhancing shareholder value while adhering to the highest environmental standards in its projects and creating legacy micro-economies for the communities in which Minatura operates. For more info visit: www.minaturagold.com.

About Watts, Griffis, and McOuat Limited

Watts, Griffis and McOuat is a Toronto-based firm of independent consulting geologists and engineers that has been serving the needs of the Canadian and international mining community for over 40 years. WGM's primary business is the provision of professional consulting services to the exploration and mining industry. WGM has expertise in every aspect of the mining industry from regional exploration programs through mine development. Services include project management, institutional strengthening, property valuation, due diligence studies, scoping, prefeasibility and feasibility studies, remote sensing and GIS services, database creation, validation and management, and mineral resource/mineral reserve estimation and audits. For more information visit: http://cts.businesswire.com/ct/CT?id=smartlink&url=http%3A%2F%2Fwww.wgm.on.ca&esheet=6208224&lan=en_US&anchor=www.wgm.on.ca&index=2&md5=4c145dbabcafb250708faefadd02dce5.

About MTI Holland

MTI Holland (“MTI”) (a division of IHC Merwede) is one of the leading research and development institutes for dredging, dredge mining, dredging equipment, and dredging related technologies. MTI offers its services to third parties, in particular dredging companies, government institutions, and consultants. MTI’s main expertise concerns the interaction of soil, site conditions, dredging equipment, and dredging. MTI regularly carries out joint studies with third parties like the Delft University of Technology, dredging companies, and major civil engineering consultants. For more information visit: http://cts.businesswire.com/ct/CT?id=smartlink&url=http%3A%2F%2Fwww.mtiholland.com&esheet=6208224&lan=en_US&anchor=www.mtiholland.com&index=3&md5=5e773e74177926ae98943dafdd327d1f.

Forward-Looking Statement: This press release includes certain forward-looking statements. The words "believe,” “complete,” “anticipate,” “will be,” "expect,” “provide” and similar expressions are intended to identify such forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, the success of a drilling program, anticipated results of any report or estimate, continued ownership and operation of mining concessions, production of gold at historical rates, costs of operations, delays, and any other difficulties related to producing minerals such as gold, continued maintenance of the operating business, price of gold, marketing and sales of produced minerals, risks and effects of legal and administrative proceedings and governmental regulation, especially in a foreign country, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents we file from time to time with the SEC. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

For further information, go to www.minaturagold.com.

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Contact:

Minatura Gold

Tod Turley, 775-980-1490